Exhibit 99.1

DIAGEO PLC

RULES OF THE DIAGEO 2014 LONG TERM INCENTIVE PLAN

Shareholders’ Approval:	18 September 2014

Directors’ Adoption:	30 July 2014

Expiry Date:	17 September 2024

Amended by the Committee:	4 September 2014

Linklaters

Linklaters LLP

One Silk Street

London EC2Y 8HQ

Telephone (+44) 20 7456 2000

Facsimile (+44) 20 7456 2222

Ref 01/140/Graham Rowlands-Hempel

Table of Contents

Contents		Page
1	Introduction	1

2	Granting Awards	1

3	Documentation of Awards	3

4	Limits	3

5	Before Vesting	4

6	Vesting	5

7	Retention Period	8

8	Leaving employment	10

9	Malus adjustment	11

10	Vesting in connection with relocation	13

11	Takeovers and other corporate events	13

12	Changing the Plan	15

13	General	16

14	Definitions	18

- i -

1	Introduction

The Plan allows for the grant of Awards in the form of:

•	conditional awards (i.e. rights to receive shares for free automatically to the extent the award vests);

•	options (i.e. awards under which the participant can buy shares, to the extent his award has vested, at a price (which may be zero) set when the option is granted);

•	forfeitable shares (i.e. awards under which the participant receives free shares on grant which are subject to a requirement that the participant gives the shares back to the extent the award lapses); or

•	cash awards (i.e. conditional awards or options which will only ever be settled with a cash payment equal to the value of the shares which would otherwise be acquired).

Awards will vest over a period set by the Committee for each award and vesting may be subject to performance conditions. Before vesting, awards will normally lapse if the participant leaves.

After vesting, they may also be subject to an additional retention period during which satisfaction of the award is subject to malus.

This introduction does not form part of the rules.

2	Granting Awards

2.1	Eligibility

The Grantor may select any employee of a member of the Group to be granted an Award. Except in exceptional circumstances where the Committee decides otherwise, an Award will not be made to an employee who has given or been given notice terminating his employment.

2.2	Timing of Awards

Awards may only be granted within 42 days starting on any of the following:

2.2.1	the date of shareholder approval of the Plan;

2.2.2	the day after the announcement of the Company’s results for any period;

2.2.3	the date of the Company’s annual general meeting or any special general meeting;

2.2.4	any day on which the Committee resolves that exceptional circumstances exist which justify the grant of Awards;

2.2.5	any day on which changes to the legislation or regulations affecting share plans are announced, effected or made; or

2.2.6	if the granting of Awards during any period specified above is prevented by any Dealing Restrictions, the date on which it is no longer prevented.

No Awards may be granted after the 10th anniversary of date on which the Plan was approved by the Company in general meeting or such earlier date as the Committee may specify.

2.3	Terms set at grant

When granting an Award the Committee will set the following terms:

2.3.1	whether the Award will take the form of:

(i)	a Conditional Award;

(ii)	an Option;

(iii)	Forfeitable Shares,

or a combination of these;

2.3.2	the number of Shares subject to the Award (subject to the limits in rule 4) and whether it is over Shares or ADSs;

2.3.3	the terms of any Performance Condition set under rule 2.4;

2.3.4	one or more Normal Vesting Dates (unless specified in a Performance Condition) and, if there is more than one, the proportion of the Award which can Vest on each one (or how that will be determined);

2.3.5	whether or not a Retention Period will apply and if so, when it will normally end and how the number of Retention Shares will be determined;

2.3.6	whether or not the Award carries a Dividend Equivalent;

2.3.7	the Award Date;

2.3.8	whether the Award will be cash settled as described in rule 6.4;

2.3.9	in the case of an Option, the Option Price and the Final Lapse Date;

2.3.10	any specific terms which apply to Awards made to any persons who may be outside of the UK and which are specified in any Schedules to these rules; and

2.3.11	any other terms or conditions of the Award.

2.4	Performance Conditions

The Committee may decide that Vesting of an Award will be conditional on the satisfaction of one or more conditions set by the Committee on grant. The conditions will be linked to the performance of the Company, the Participant and/or any member of the Group or any other matter and may provide that the Award will lapse to the extent that it is not satisfied.

The Committee may change a Performance Condition in accordance with its terms or if anything happens which causes the Committee reasonably to consider it appropriate to do so.

2.5	No payment for Awards

A Participant is not required to pay for the grant of an Award.

3	Documentation of Awards

3.1	Conditional Awards and Options

An Award (other than an Award of Forfeitable Shares) will be granted by deed and the Participant will be notified of the grant of the Award and the terms set under rule 2.3.

3.2	Forfeitable Shares

Where an Award takes the form of Forfeitable Shares, the Participant must enter into:

3.2.1	an agreement with the Grantor that, to the extent that the Award lapses under the Plan, the Shares are forfeited and he will immediately transfer his interest in them, for no consideration or nominal consideration, to any person (which may include the Company, where permitted) specified by the Grantor;

3.2.2	any elections required by the Committee, including elections under Part 7 of the Income Tax (Earnings and Pensions) Act 2003 and elections to transfer any liability, or agreements to pay social security contributions;

3.2.3	any other documentation which the Committee considers necessary or desirable to give effect to the terms of the Award, including a power of attorney or blank stock transfer form.

If he does not do so within a period specified by the Committee, the Award will lapse at the end of that period.

On or after the grant of an Award of Forfeitable Shares, the Grantor will procure that the relevant number of Shares is issued or transferred to the Participant or to another person to be held for the benefit of the Participant under the terms of the Plan. The share certificates or other documents of title relating to any Forfeitable Shares may be retained by the Grantor.

4	Limits

4.1	Individual limit

An Award must not be granted to a person if it would cause the value of Awards that they have been granted in respect of that financial year to exceed 500% of basic salary.

For the purposes of this rule, the value of an Award will be the Market Value of the Shares comprised in the Award on the Award Date, except in the case of a Market Value Option when the value of which will be one third of the Market Value of the Shares or such other fraction as the Committee determines.

For the purposes of calculating these limits no account will be taken of any Dividend Equivalents.

4.2	Plan limits - 10 per cent

An Award must not be granted if the number of Shares committed to be issued under that Award exceeds 10 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the number of Shares which have been issued, or committed to be issued, to satisfy Awards under the Plan, or options or awards under any other employee share plan operated by the Company, granted in the previous 10 years.

4.3	Plan limits - 5 per cent

An Award must not be granted if the number of Shares committed to be issued under that Award exceeds 5 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the number of Shares which have been issued, or committed to be issued, to satisfy Awards under the Plan, or options or awards under any other discretionary employee share plan adopted by the Company, granted in the previous 10 years.

4.4	Scope of Plan limits

When calculating the limits in rules 4.2 and 4.3, Shares will be ignored:

4.4.1	where the right to acquire them is released or lapses;

4.4.2	which are committed to be issued under any Dividend Equivalent.

As long as so required by the Association of British Insurers, shares transferred from treasury are counted as part of the ordinary share capital of the Company, and as shares issued by the Company.

4.5	Awards in breach of limits

If the Grantor tries to grant an Award which is inconsistent with rules 4.1, 4.2 or 4.3, the Award will be limited and will take effect from the Award Date on a basis consistent with those rules.

4.6	Shareholder approval

No new issue or treasury shares will be used to satisfy Awards unless the Plan has been approved by shareholders in general meeting.

5	Before Vesting

5.1	Voting and dividends

5.1.1	A Participant is not entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to an Option or a Conditional Award until the Shares are issued or transferred to the Participant.

5.1.2	Except to the extent specified in the Forfeitable Share Agreement, a Participant will have all rights of a shareholder in respect of Forfeitable Shares until the Award lapses.

5.2	Transfer

A Participant may not transfer, assign or otherwise dispose of an Award or any rights in respect of it. If he does, whether voluntarily or involuntarily, then it will immediately lapse. This rule 5.2 does not apply:

5.2.1	to the transmission of an Award on the death of a Participant to his personal representatives; or

5.2.2	to the assignment of an Award where the Committee considers that the Participant is no longer in a position to manage his own affairs by reason of ill-health; or

5.2.3	in any other circumstances if the Committee agrees.

5.3	Adjustment of Awards

5.3.1	If there is:

(i)	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;

(ii)	a demerger (in whatever form) or exempt distribution by virtue of Section 1075 of the Corporation Tax Act 2010;

(iii)	a special dividend or distribution, or

(iv)	any other corporate event which might affect the current or future value of any Award,

the Committee may adjust the number or class of Shares or securities subject to the Award and, in the case of an Option, the Option Price.

5.3.2	Subject to the Forfeitable Share Agreement, a Participant will have the same rights as any other shareholders in respect of Forfeitable Shares where rule 5.3.1 applies. Any shares, securities or rights allotted to a Participant as a result of such an event will be:

(i)	treated as if they were awarded to the Participant under the Plan in the same way and at the same time as the Forfeitable Shares in respect of which the rights were conferred; and

(ii)	subject to the rules of the Plan and the terms of the Forfeitable Share Agreement.

6	Vesting

6.1	Timing and extent of Vesting

Subject to the rest of these rules, an Award will Vest on the later of the following:

6.1.1	the Normal Vesting Date;

6.1.2	the date on which the Committee determines the extent to which any Performance Condition is satisfied (which it will do as soon as reasonably practicable after the end of the period over which it is tested).

6.2	Consequences of Vesting

6.2.1	If an Award takes the form of a Conditional Award, within 30 days of Vesting (or as soon as reasonably practicable after that), the Grantor will arrange (subject to the rest of this rule 6 and rules 7, 9 and 13.6) for the issue or transfer to, or to the order of, the Participant, of the number of Shares in respect of which the Award has Vested.

6.2.2	A Participant can only exercise an Option to the extent it has Vested. To exercise it, he must give notice in the prescribed form to the Grantor and pay or make arrangements satisfactory to the Grantor for the payment of the Option Price (if any). Subject to the rest of this rule 6 and rules 7, 9 and 13.6, the Grantor will arrange for Shares to be issued or transferred to the Participant within 30 days of the date on which the Option is exercised or as soon as reasonably practicable after that. An Option will lapse on the Final Exercise Date if it does not lapse earlier under these rules.

6.2.3	To the extent an Award of Forfeitable Shares Vests, the restrictions referred to in rule 3 and contained in the Forfeitable Share Agreement will cease to apply.

6.2.4	To the extent that an Award is to be cash settled, rule 6.4 will apply.

6.3	Dividend Equivalent

If an Award carries a Dividend Equivalent, the Participant will be entitled to an amount based on dividends from the Award Date on the number of Shares in respect of which the Award is Vesting or has Vested. The basis on which the Dividend Equivalent will be calculated will be set by the Committee on or before Vesting. That basis may (without limitation):

6.3.1	include dividends paid prior to Vesting or those with a record date prior to Vesting;

6.3.2	allow for notional reinvestment of dividends in further Shares;

6.3.3	in the case of an Option:

(i)	be paid on exercise instead of Vesting; and/or

(ii)	relate to dividends up to the date of exercise instead of the date of Vesting; and/or

(iii)	be paid in respect of the number of Shares in respect of which the Option is exercised.

6.3.4	exclude any special dividend or other distribution.

The Dividend Equivalent will be paid in additional Shares unless the Committee decides that it will be paid in cash.

6.4	Cash and share alternative

Where a Participant becomes entitled to Shares under an Option or Conditional Award, the Grantor can satisfy that entitlement by paying the Participant an amount in cash equal to the Market Value of the number of Shares on the date he becomes entitled. In the case of an Option, the Option Price can be deducted from the amount of cash and the Participant need not pay it.

An Award may be granted on the basis that it will always be satisfied in this way.

Where a Participant becomes entitled to a cash payment under these rules, the Grantor can satisfy that entitlement by issuing or transferring a number of Shares which have a Market Value on the date of entitlement equal to the amount of cash.

6.5	Delay in Vesting or issue or transfer of Shares

If Vesting or the issue or transfer of Shares in satisfaction of an Award is prevented by any Dealing Restriction, the period for Vesting, issue or transfer will be delayed for that Award until the Dealing Restriction no longer prevents it.

6.6	Tax

The Participant will be responsible for all taxes, social security contributions and other liabilities arising out of or in connection with an Award or acquisition, holding or disposal of Shares. The method of payment of any such tax or contribution will be determined by the Grantor and may include:

6.6.1	allowing the Participant to fund the liability directly;

6.6.2	selling Shares to which the Participant becomes entitled on his behalf and using the proceeds to meet the liability;

6.6.3	deducting the amount of the liability from any cash payment due under the Plan;

6.6.4	reducing the number of Shares to which the Participant would otherwise be entitled; and/or

6.6.5	deducting the amount from any payment of salary, bonus or other payment due to the Participant.

6.7	Payments to Directors

Nothing in these rules will require the Grantor or any member of the Group to make any payment, or transfer or issue any Shares, if such payment, issue or transfer would breach Section 226B of the Companies Act 2006 (restriction on payment to directors) or any such other similar legislation. The Company will not be obliged to seek shareholder approval for any such payment, transfer or issue but may make such changes as are necessary to ensure that no breach occurs.

6.8	Automatic exercise of Options

6.8.1	To the extent that:

(i)	an Option has not been exercised by the close of the Business Day before the date on which it lapses;

(ii)	a Dealing Restriction prevents the Participant from exercising it on that day; and

(iii)	it is in the money on that day,

the Company will, unless the Committee decides otherwise, treat it as having been exercised on that day.

6.8.2	If it does treat the Option as having been exercised, the Company will arrange for sufficient of the Shares resulting from the exercise to be sold on behalf of the Participant to raise an amount (after costs of sale) equal to the Option Price and any tax or social security required to be withheld under rule 6.6. The remaining Shares subject to the Option will be issued or transferred as set out in rule 6.2.2.

6.8.3	An Option is ‘in the money’ on any day, if the Committee estimates that, if all the Shares resulting from exercise were sold on that day, the sale proceeds (after making a reasonable allowance for any costs of sale) would be more than the Option Price.

6.8.4	The Participant may give notice, at any time before the day referred to in rule 6.8.1, requesting that this rule 6.8 not apply to the Option.

7	Retention Period

This Rule 7 applies if the Committee determines under rule 2.3 that an Award is subject to a Retention Period.

7.1	How the Retention Period will apply to an Award

7.1.1	Before the Award Vests, the Committee will determine whether:

(i)	the Award will continue in respect of the Retention Shares through the Retention Period (subject to this Rule 7); or

(ii)	the Retention Shares will be issued or transferred into the beneficial ownership of the Participant (“Owned Shares”) and held in accordance with this Rule 7.

7.1.2	Where the Committee determines that the Award will continue through the Retention Period, it shall calculate the number of Shares which Vest in accordance with rule 6.1 but the Retention Shares will only be issued or transferred or cash paid under rule 6.2 at the end of the Retention Period and subject to this rule 7.

7.1.3	Where the Committee have determined that Owned Shares will be issued or transferred to the Participant, it will calculate the number of Shares which Vest in accordance with rule 6.1 and will issue or transfer the beneficial ownership of the Retention Shares (if not already held in respect of an Award of Forfeitable Shares), for no consideration, to any person specified by the Committee to be held during the Retention Period under this rule 7.

7.1.4	Where the Award is an Option and the Committee has determined that it will continue during the Retention Period, the Option will become exercisable as described in rule 6.2 and any Retention Shares acquired on the exercise of the Option during the Retention Period (less any tax paid) will continue to be held as Owned Shares.

7.2	Tax

Where tax is payable at the start of the Retention Period then rule 6.6 (Tax) will apply and the Retention Period will apply in respect of the remainder of the Shares. Shares may be issued or transferred and sold to the extent necessary to satisfy the liability under that rule.

7.3	Rights during the Retention Period

7.3.1	The following additional provisions will apply to Owned Shares during the Retention Period:

(i)	The Participant will be entitled to vote and to receive dividends and have all other rights of a shareholder in respect of the Owned Shares from the date the Participant becomes the beneficial owner.

(ii)	The Participant may not transfer, assign or otherwise dispose of the Owned Shares or any interest in them (or instruct anyone to do so) except in the case of:

(a)	the sale of sufficient entitlements nil-paid in relation to a Share to take up the balance of the entitlements under a rights issue;

(b)	a forfeiture as described in rule 7.4; or

(c)	to fund any tax in accordance with rule 7.2.

(iii)	Any securities which the Participant receives in respect of Owned Shares as a result of an event described in rule 5.3.1 during the Retention Period will, unless the Committee decides otherwise, be subject to the same restrictions as the corresponding Owned Shares. This will not apply to any Shares which a Participant acquires on a rights issue or similar transaction to the extent that they exceed the number he would have acquired on a sale of sufficient rights under the rights issued nil-paid to take up the balance of the rights.

7.3.2	The following additional provisions will apply during the Retention Period where an Award continues through the Retention Period:

(i)	Except as required under rule 7.2 (tax), the Participant will have no rights in respect of the Retention Shares until the Shares are acquired at the end of the Retention Period.

(ii)	The Participant may not transfer, assign or otherwise dispose of the Retention Shares subject to any Award or any interest in them.

7.4	Forfeiture of Owned Shares

To the extent that Owned Shares are forfeited under rule 9 (malus), the Participant is deemed to consent to the immediate transfer of his beneficial ownership of the Shares, for no consideration or nominal consideration, to any person (which may include the Company, where permitted) specified by the Committee.

7.5	End of the Retention Period

7.5.1	The Retention Period will end on earliest of the following:

(i)	the date on which the Retention Period will normally end, as set by the Committee in relation to the Award under rule 2.3;

(ii)	the date on which the Committee decides that the number of Retention Shares is sufficiently small that the continuation of the Retention Period is not warranted;

(iii)	the date on which the Participant dies;

(iv)	if the Participant has left employment (before or after the start of the Retention Period) for one of the reasons set out in Rules 8.2.1 or 8.2.2;

(v)	the date on which a Takeover or other transaction by virtue of which rule 11.1 applies, unless the Award is exchanged.

7.5.2	At the end of a Retention Period, the restrictions relating to Owned Shares in rule 7.3.1 will cease to apply and the Shares will be transferred to the Participant or as they may direct.

7.5.3	At the end of a Retention Period, rule 6 will apply and Shares will be issued or transferred or cash paid pursuant as if the Award had Vested to the relevant extent on that date.

8	Leaving employment

8.1	General rule

An Award will lapse if the Participant leaves employment before Vesting.

8.2	Exceptions

If a Participant leaves employment for one of the following reasons, his Award will not lapse but will continue in effect:

8.2.1	death;

8.2.2	ill-health, injury or disability, as established to the satisfaction of the Company;

8.2.3	retirement with the agreement of the Participant’s employer;

8.2.4	the Participant’s employing company ceasing to be a member of the Group;

8.2.5	a transfer of the undertaking, or the part of the undertaking, in which the Participant works to a person which is not a member of the Group;

8.2.6	redundancy which will, unless the Committee decides otherwise, have the meaning given to it by the Employment Rights Act 1996; or

8.2.7	any other reason, if the Committee so decides within 30 days of the Participant leaving.

8.3	Extent of Vesting

Where rule 8.2 applies:

8.3.1	the Award will Vest (if at all) to the extent any Performance Condition is satisfied on the date of Vesting; and

8.3.2	unless the Committee decides otherwise, the number of Shares in respect of which it would otherwise Vest will be reduced by the proportion which the number of calendar days from the date he left to the end of the Pro-Rating Period bears to the number of calendar days in the Pro-Rating Period;

8.3.3	may be further reduced in such manner as the Committee decides.

The “Pro-Rating Period” means the period over which any Performance Condition is tested or, if there is no Performance Condition, the period from the date of award to the Normal Vesting Date.

8.4	Early Vesting

If rule 8.2 applies, the Committee may decide that the Participant’s Award will Vest, to the extent described in rule 8.3, on the date of leaving or a later date determined by them.

The Committee will determine the extent to which any Performance Condition is satisfied in accordance with its terms or if they do not provide for it, in such manner as it considers reasonable.

8.5	Treatment of Options after leaving or death

If the holder of an Option leaves employment for one of the reasons in rule 8.2, his Option will be exercisable for 12 months from the date on which it Vests, after which it will lapse but the Committee may extend that period (but not beyond the Final Lapse Date).

8.6	General

8.6.1	A Participant will only be treated as ‘leaving employment’ when he is no longer an employee or director of any member of the Group.

8.6.2	The Committee may decide that a Participant will be treated as leaving employment on the date he gives or is given notice terminating his office or employment.

9	Malus adjustment

9.1	The action the Committee may take

Notwithstanding anything else in these rules, the Committee may, at any time before an Award has been satisfied, and at its absolute discretion, decide that:

9.1.1	the number of Shares subject to any Award will be reduced;

9.1.2	the Award will lapse;

9.1.3	some or all Retention Shares will be forfeited;

9.1.4	Vesting of the Award or the end of any Retention Period will be delayed (e.g. where rules 9.2.5 or 9.2.6 apply, until any action or investigation is completed);

9.1.5	additional conditions will be imposed on the Vesting of the Award or the end of the Retention Period; and/or

9.1.6	any Award, bonus or other benefit which might have been granted or paid to the Participant in any later year will be reduced or not awarded.

For the avoidance of doubt, where there is a delay under rule 9.1.4, there may (or may not) be an adjustment or further adjustment under this rule following completion of any action, investigation or procedure.

9.2	Examples of events

Without limiting its discretion under this rule 9, the following events are examples of what the Committee may take into account in making any decision under rule 9.1:

9.2.1	Results announced for any financial year before Vesting have subsequently appeared materially financially inaccurate or misleading as determined by the Committee.

9.2.2	There has been a failure of risk management which has resulted in a material financial loss for the business unit or profit centre in which the Participant worked.

9.2.3	Any error or a material misstatement has resulted in an overpayment to Participants, whether in the form of Awards under the Plan or otherwise.

9.2.4	A Participant has left employment in circumstances in which the Award has not lapsed and facts have emerged which, if known at the time, would have caused the Award to lapse on leaving or cause the Committee to exercise any discretion under the Plan differently.

9.2.5	The Participant is subject to any disciplinary action or regulatory investigation or the Committee considers that his conduct, or performance has been in breach of:

(i)	his employment contract,

(ii)	any laws, rules or codes of conduct applicable to him; or

(iii)	the standards reasonably expected of a person in his position.

9.2.6	Any team, business area, member of the Group or profit centre in which the Participant works has been the subject of any regulatory investigation or has been in breach of any laws, rules or codes of conduct applicable to it or the standards reasonably expected of it.

9.2.7	The Committee determines, in its absolute discretion that the underlying financial health of the Group or any member of the Group has significantly deteriorated such that there are severe financial constraints on the Group which preclude or limit the Group’s or the member of the Group’s ability to facilitate funding of Awards.

9.2.8	The Committee determines that material reputational damage has been caused to the Group or any member of the Group for which the Participant is accountable and which could have been reasonably avoided or mitigated.

9.3	General

9.3.1	For the avoidance of doubt, rule 9.1 can apply even if the Participant was not responsible for the event in question or if it happened before the Vesting or grant of the Award.

9.3.2	Rule 9.1 may be applied in different ways for different Participants in relation to the same or different events.

9.3.3	The Committee will notify the Participant of any adjustment under this rule 9.

9.3.4	Without limiting rule 13.1, the Participant will not be entitled to any compensation in respect of any adjustment under this rule 9.

10	Vesting in connection with relocation

If a Participant who is not a director of the Company relocates to another jurisdiction before his Award Vests and, as a result:

(a)	the Participant or any member of the Group is or may be subject to less favourable tax or social security treatment; or

(b)	the Vesting, exercise or satisfaction of the Award is or may be subject to any regulatory restriction, approval or consent,

the Committee may decide that the Award will Vest on such earlier date or dates and subject to such additional conditions as it may determine – including the retention of any Shares acquired on Vesting. In the case of an Option the Committee may change the period during which it can be exercised or impose additional conditions upon the exercise.

11	Takeovers and other corporate events

11.1	Takeovers

11.1.1	Unless exchanged under rule 11.4, all Awards will Vest on a Takeover to the extent described in rule 11.2.

11.1.2	If the Company is or may be affected by:

(i)	any demerger, delisting, distribution (other than an ordinary dividend) or other transaction which, in the opinion of the Committee, might affect the current or future value of any Award, or

(ii)	any reverse takeover (not within rule 11.1.1 above), merger by way of a dual listed company or other significant corporate event, as determined by the Committee,

the Committee may allow an Award to Vest to the extent specified in rule 11.2.

11.2	Extent of Vesting

Where rule 11.1 applies, an Award will Vest:

11.2.1	to the extent any Performance Condition is satisfied on the date of Vesting; and

11.2.2	unless the Committee decides otherwise, the number of Shares in respect of which Awards Vest will be reduced by the proportion which the number of calendar days from the date of Vesting to the end of the Pro-Rating Period bears to the number of calendar days in the Pro-Rating Period.

The Committee will determine the extent to which any Performance Condition is satisfied in accordance with its terms or if they do not provide for it, in such manner as it considers reasonable.

11.3	Exercise period for Options

Options will lapse one month after a Takeover, to the extent not exercised or exchanged.

11.4	Exchange of Awards

An Award will not Vest under rule 11.1.1 but will be exchanged to the extent that:

11.4.1	an offer to exchange the Award is made and accepted by a Participant; or

11.4.2	the Committee, with the consent of the Acquiring Company, decides before the Takeover that the Award will be automatically exchanged.

Where an Award is exchanged, the Participant will be granted a new award in exchange for an existing Award. The new Award:

11.4.3	must confer a right to acquire shares in the Acquiring Company or another body corporate determined by the Acquiring Company;

11.4.4	must:

(i)	be over shares with a market value on the date of exchange which is, so far as is practicable, the same as the market value of the Shares subject to the original Award at that time (and in the case of an Option must have an aggregate Option Price which is, so far as is practicable, the same); or

(ii)	subject to rule 11.4.6, have a fair value on the date of exchange, as determined by the Committee on such basis as it considers reasonable, which is, so far as is practicable, the same as that of the original Award.

11.4.5	will be treated as having been acquired at the same time as the existing Award and, subject to rule 11.4.6, will Vest in the same manner and at the same time and be subject to the same Retention Period;

11.4.6	must:

(i)	be subject to a Performance Condition which is, so far as possible, equivalent to any Performance Condition applying to the existing Award; or

(ii)	not be subject to any Performance Condition but be in respect of the number of shares which is equivalent to the number of Shares comprised in the existing Award which would have Vested under rule 11.2

11.4.7	subject to these rules, will Vest as described in rule 6;

11.4.8	will be subject to such other terms as the Committee considers appropriate in all the circumstances; and

11.4.9	will be governed by the Plan, excluding rule 12.2, as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the Acquiring Company or the body corporate determined under rule 11.4.3 above.

11.5	Composition of the Committee

In this rule 10, “Committee” means those people who were members of the remuneration committee of the Company immediately before the event by virtue of which it applies.

12	Changing the Plan

12.1	Committee’s powers

Except as described in the rest of this rule 12, the Committee may at any time change the Plan (including the terms of any Award already granted) in any way.

12.2	Shareholder approval

12.2.1	Except as described in rule 12.2.2, the Company in a general meeting must approve in advance by ordinary resolution any proposed change to the Plan to the advantage of present or future Participants, which relates to:

(i)	eligibility;

(ii)	the limits on the number of Shares which may be issued under the Plan;

(iii)	the individual limit for each Participant under the Plan;

(iv)	the basis for determining a Participant’s entitlement to, and the terms of, securities, cash or other benefit to be provided and for the adjustment thereof (if any) if there is a capitalisation issue, rights issue or open offer, sub-division or consolidation of shares or reduction of capital or any other variation of capital; or

(v)	the terms of this rule 12.2.1.

12.2.2	The Committee can change the Plan and need not obtain the approval of the Company in general meeting for any changes to a Performance Condition in accordance with rule 2.4 or for minor changes:

(i)	to benefit the administration of the Plan;

(ii)	to comply with or take account of the provisions of any proposed or existing legislation;

(iii)	to take account of any changes to legislation; or

(iv)	to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Participant.

12.2.3	The Committee may, without obtaining the approval of the Company in general meeting, establish further plans (by way of schedules to the rules or otherwise) based on the rules, but modified to take account of local tax, exchange control or securities law in non-UK territories. However, any Shares made available under such plans are treated as counting against any limits on individual or overall participation in the Plan under rule 4.

12.3	Notice

The Committee is not required to give Participants notice of any changes.

13	General

13.1	Terms of employment

13.1.1	This rule 13.1 applies during an Employee’s employment and after the termination of an Employee’s employment, whether or not the termination is lawful.

13.1.2	Nothing in the rules or the operation of the Plan forms part of the contract of employment of an Employee. The rights and obligations arising from the employment relationship between the Employee and his employer are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment.

13.1.3	No Employee has a right to participate in the Plan. Participation in the Plan or the grant of Awards on a particular basis in any year does not create any right to or expectation of participation in the Plan or the grant of Awards on the same basis, or at all, in any future year.

13.1.4	The terms of the Plan do not entitle the Employee to the exercise of any discretion in his favour.

13.1.5	The Employee will have no claim or right of action in respect of any decision, omission or discretion, which may operate to the disadvantage of the Employee (including, without limitation, any adjustment under rule 9) even if it is unreasonable, irrational or might otherwise be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the Employee and his employer.

13.1.6	No Employee has any right to compensation for any loss in relation to the Plan, including any loss in relation to:

(i)	any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment);

(ii)	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision;

(iii)	the operation, suspension, termination or amendment of the Plan.

13.2	Committee’s decisions final and binding

The decision of the Committee on the interpretation of the Plan or in any dispute relating to an Award or matter relating to the Plan will be final and conclusive.

13.3	Documents sent to shareholders

The Company is not required to send to Participants copies of any documents or notices normally sent to the holders of its Shares.

13.4	Costs

The Company will pay the costs of introducing and administering the Plan. The Company may ask a Participant’s employer or any other member of the Group to bear the costs in respect of an Award (including for example, any trading or other working costs) to that Participant.

13.5	Data protection

By participating in the Plan the Participant consents to the holding and processing of personal information provided by the Participant to any member of the Group, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:

13.5.1	administering and maintaining Participant records;

13.5.2	providing information to Members of the Group, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

13.5.3	providing information to future purchasers or merger partners of the Company, the Participant’s employing company, or the business in which the Participant works;

13.5.4	transferring information about the Participant to a country or territory that may not provide the same statutory protection for the information as the Participant’s home country.

The Participant is entitled, on payment of a fee, to a copy of the personal information held about him or her, if anything is inaccurate the participant had the right to have it corrected.

13.6	Consents

All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in any relevant country. The Participant is responsible for complying with any requirements he needs to fulfil in order to obtain or avoid the necessity for any such consent.

13.7	Share rights

Shares issued to satisfy Awards under the Plan will rank equally in all respects with the Shares in issue on the date of allotment. They will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment. Where Shares are transferred to a Participant, including a transfer out of treasury, the Participant will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. The Participant will not be entitled to rights before that date.

13.8	Listing

If and so long as the Shares are listed and traded on a public market, the Company will apply for listing of any Shares issued under the Plan as soon as practicable.

13.9	Notices

13.9.1	Any information or notice to a person who is or will be eligible to be a Participant under or in connection with the Plan may be posted, or sent by electronic means, in such manner to such address as the Company considers appropriate, including publication on any intranet.

13.9.2	Any information or notice to the Company or other duly appointed agent under or in connection with the Plan may be sent by post or transmitted to it at its registered office or such other place, and by such other means, as the Committee or duly appointed agent may decide and notify Participants.

13.9.3	Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting. Notices sent by electronic means, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

13.10	Governing law and jurisdiction

English law governs the Plan and all Awards and their construction. The English courts have exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Award.

14	Definitions

In these rules:

“Acquiring Company” means a person who has or obtains control (within the meaning of Section 995 of the Income Tax Act 2007) of the Company;

“ADS” means an American Depositary Share being an authorised depositary security representing a number of Shares and being evidenced by an authorised depositary receipt issued by the Bank and quoted on the New York Stock Exchange;

“Award” means a conditional right to Shares or a right to acquire Shares which can take the form of a Conditional Award, Forfeitable Shares or an Option;

“Award Date” means the date on which an Award is granted by deed under rule 2.3;

“Basic Salary” means annual rate of gross salary, not including bonus or other variable remuneration and before adjustment to take account of any flexible benefits. It includes basic salary from all members of the Group;

“Business Day” means a day on which the London Stock Exchange (or, if relevant and if the Committee determines, any stock exchange nominated by the Committee on which Shares are traded) is open for the transaction of business;

“Committee” means, subject to rule 11.5:

(a)	in relation to any decision about a director of the Company, the remuneration committee of the board of directors of the Company; and,

(b)	in any other case, the board of directors of the Company or any duly authorised person or group of persons;

“Company” means Diageo plc (registered in England and Wales with registered number 23307);

“Conditional Award” means a conditional right to acquire Shares granted under the Plan;

“Dealing Restrictions” means restrictions imposed by statute, order, regulation or Government directive, or by the Model Code or any code adopted by the Company based on the Model Code and for this purpose the Model Code means the Model Code on dealings in securities set out in Listing Rule 9, annex 1 (of the London Stock Exchange), as varied from time to time;

“Dividend Equivalent” means an amount linked to dividends paid on Shares subject to the Award;

“Final Lapse Date” means the latest date on which an Option will lapse which will be set by the Committee under rule 2.3;

“Forfeitable Shares” means Shares held in the name of or for the benefit of a Participant subject to the Forfeitable Share Agreement;

“Forfeitable Share Agreement” means the agreement referred to in rule 3.2;

“Grantor” means the Company or any other entity which grants an Award under the Plan;

“Group” means:

(i)	the Company;

(ii)	its Subsidiaries from time to time; or

(iii)	any other company which is associated with the Company and is so designated by the Committee and, for the avoidance of doubt, a company may be treated as an associated company for some purposes or in relation to some Participants but not in relation to others;

“London Stock Exchange” means London Stock Exchange plc;

“Market Value” means, on any date, in relation to a Share, the middle-market quotation of Shares (as derived from the London Stock Exchange Daily Official List) on that date or, if the Committee so determines, the average of the middle market quotations of a Share for the 3 Business Days before that date or the average of the middle market quotations of a Share during a period before that date determined by the Committee not exceeding 12 months ending on the last day of the financial year of the Company before the relevant date. In the case ADSs references to the “middle-market quotation of Shares (as derived from the London Stock Exchange Daily Official List)” shall be read as “closing prices on the New York Stock Exchange”;

“Market Value Option” means an Option with an Option Price which is determined by reference to the market value of a Share at the time of grant;

“Normal Vesting Date” means the date set for Vesting of an Award under rule 2.3;

“Option” means a right to acquire Shares granted under the Plan;

“Option Price” means the amount (which may be zero) payable on the exercise of an Option set by the Committee under rule 2.3.9;

“Owned Shares” has the meaning given to it in rule 7.1.1(i);

“Participant” means a person holding an Award or his personal representatives who have produced a UK grant of representation;

“Performance Condition” means any performance condition imposed under rule 2.3;

“Plan” means these rules known as “The Diageo 2014 Long Term Incentive Plan”, as changed from time to time;

“Pro-Rating Period” has the meaning given to it in rule 8.3;

“Qualifying Option” means an Option governed by Schedule 1 which is intended to attract favourable tax treatment in the UK;

“Retention Period” means any period during which rule 7 will apply;

“Retention Shares” means the Shares which are subject to a Retention Period;

“Shares” means fully paid ordinary shares in the capital of the Company and, unless the context requires otherwise, includes ADSs;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Section 1159 of the Companies Act 2006;

“Takeover” means

(i)	a person (or a group of persons acting in concert) obtaining control (within the meaning of Section 995 of the Income Tax Act 2007) of the Company as the result of a general offer to acquire Shares becoming wholly unconditional; or

(ii)	a court sanctioning a compromise or arrangement in connection with the acquisition of Shares under Section 895 of the Companies Act 2006 or equivalent procedure under local legislation; or

(iii)	a person (or a group of persons acting in concert) obtaining control (within the meaning of Section 995 of the Income Tax Act 2007) of the Company in any other way;

“Vesting” subject to the rules and any Retention Period:

(i)	in relation to an Option, means an Option becoming exercisable;

(ii)	in relation to a Conditional Award, means a Participant becoming entitled to have the Shares transferred to him; and

(iii)	in relation to Forfeitable Shares, means the restrictions set out in the Forfeitable Share Agreement ceasing to have effect as described in rule 6.2.3.

SCHEDULE 1

UK Qualifying Options

The Committee may, at the time of grant, designate any Market Value Option as a Qualifying Option if it meets the requirements of this Schedule. If it does so, the rules of the Plan will apply to the Qualifying Option as varied by this Schedule.

The purpose of this Schedule is to provide, in accordance with Schedule 4, benefits for employees and directors in the form of Qualifying Options.

1	Definitions

Words used in this Schedule have the same meaning as in the Plan unless amended as stated below:

“HMRC” means Her Majesty’s Revenue and Customs;

“Participating Company” means:

(i)	the Company and any Subsidiary;

(ii)	any jointly-owned company (within the meaning of paragraph 34 of Schedule 4) designated by the Committee; and

(iii)	any other entity designated by the Committee so long as its participation will not prevent the Plan from being a Schedule 4 plan;

“Schedule 4” means Schedule 4 to the Income Tax (Earnings & Pensions) Act 2003;

“Schedule 4 plan” means a plan in relation to which the requirements of Parts 2 to 6 of Schedule 4 are (and are being) met;

“Shares” must satisfy paragraphs 16 to 20 of Schedule 4; and

“Subsidiary” must be under the Control of the Company.

2	Eligibility

A Qualifying Option may only be granted to an employee or director of a Participating Company but not to anyone who is:

(a)	excluded from participation because of paragraph 9 of Schedule 4 (material interests provisions); or

(b)	a director who is required to work fewer than 25 hours a week (excluding meal breaks) for the Company.

3	Shares

Except where paragraph 11 applies, if any Shares which are subject to a Qualifying Option cease to satisfy paragraphs 16 to 20 of Schedule 4 and the Plan is to cease to be a Schedule 4 plan, then the definition of “Shares” is changed automatically to that in rule 14.

Qualifying Options may not be granted over ADSs.

4	Documentation of Qualifying Options

The notification of grant referred to in rule 3.1 for a Qualifying Option must state:

(a)	whether or not the Shares subject to the Qualifying Option are subject to any restriction (as defined in paragraph 36(3) of Schedule 4) and set out details of any such restrictions;

(b)	the number and description of the Shares subject to the Qualifying Option and any mechanism (including any Condition) by way of which that number can be changed;

(c)	the times at which the Qualifying Option may be exercised (in whole or in part),

(d)	the circumstances under which the Qualifying Option will lapse or be cancelled (in whole or in part), including any conditions to which the exercise of the Qualifying Option is subject (in whole or in part); and

(e)	how the terms of the Qualifying Option can be changed in accordance with rules 2.4 and paragraph 14 below.

5	Transfer of Qualifying Options

The exceptions to rule 5.2 set out in rules 5.2.2 and 5.2.3 do not apply to Qualifying Options.

6	Option Price

The Option Price of a Qualifying Option must not be less than Market Value of a Share on the Award Date or such other date as HMRC may agree in advance.

“Market Value”, for the purposes of this paragraph, means, on any particular day:

(a)	where Shares of the same class are not admitted to the Official List, the market value of a share calculated as described in Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance with HMRC Shares and Assets Valuation; and

(b)	where Shares of the same class are so listed and traded on the London Stock Exchange:

(i)	their middle market quotation on the immediately preceding Business Day; or

(ii)	the average of the middle market quotation on the three immediately preceding Business Days; or

(iii)	such other price as may be agreed in advance with HMRC Shares and Assets Valuation.

The middle market quotation is taken from the Daily Official List of the London Stock Exchange.

Any restriction referred to in paragraph 4 will be ignored when determining Market Value.”

7	HMRC limit

A Qualifying Option will not be granted which would cause the aggregate market value of:

(a)	the Shares subject to that Option; and

(b)	the Shares which he may acquire on exercising any other Qualifying Options; and

(c)	the shares which he may acquire on exercising his options under any other Schedule 4 plan established by the Company or by any of its associated companies (as defined in paragraph 35 of Schedule 4)

to exceed the amount permitted under paragraph 6(1) of Schedule 4 (currently £30,000). For the purposes of this paragraph, market value is calculated as at the date of grant of the options as described in the relevant plan rules.

A grant of a Qualifying Option inconsistent with this limit will take effect from the Award Date on a basis consistent with that limit.

8	Adjustment of Qualifying Options

If there is a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital:

(a)	the number of Shares comprised in each Qualifying Option; and

(b)	the Option Price

may be adjusted in any way (including retrospective amendments) that the Committee considers appropriate but:

(c)	the adjusted total Option Price must be substantially the same Option Price as before any adjustment; and

(d)	the total market value of the Shares subject to the Option must remain the same and

(e)	the Plan must continue to be a Schedule 4 plan.

Rule 5.3 does not apply to Qualifying Options.

9	Material interest

A Participant may not exercise a Qualifying Option at a time when he would be ineligible to be granted a Qualifying Option under paragraph 2(a) above.

10	Death

If an Optionholder dies, his Options must be exercised (if at all) by his personal representatives within 12 months after his death.

11	Takeovers

If a person or persons acting in concert obtains control of the Company as a result of a Takeover and, as a result, Shares will no longer meet the requirements of Part 4 of Schedule 4, the Qualifying Option may be exercised in the 20 days after the Takeover.

12	Exchange of Options

12.1	This paragraph 11 applies if a company (the “Acquiring Company”):

12.1.1	obtains Control of the Company as a result of making a general offer to acquire:

(i)	the whole of the issued ordinary share capital of the Company (other than that which is already owned by it and its subsidiary or holding company) made on a condition such that, if satisfied, the Offeror Company will have Control of the Company; or

(ii)	all the Shares (or those Shares not already owned by the Offeror Company or its subsidiary or holding company); or

12.1.2	obtains Control of the Company under a compromise or arrangement sanctioned by the court under Section 899 of the Companies Act 2006 or other local sanction procedure which HMRC agrees is equivalent; or

12.1.3	becomes bound or entitled to acquire Shares under Section 981 of the Companies Act 2006 or other local legislation which HMRC agrees is equivalent.

12.2	If this paragraph 11 applies, Qualifying Options may be exchanged within the period referred to in paragraph 26(2) of Schedule 4 and with the agreement of the company offering the exchange.

12.3	Where a Qualifying Option is to be exchanged the Optionholder will be granted a new option to replace it.

12.4	Where an Optionholder is granted a new option:

12.4.1	the new option will be in respect of shares, which satisfy the conditions of paragraph 27(4) of Schedule 4, in any body corporate (falling within paragraph 16(b) or (c) of Schedule 4) determined by the Committee or, in the absence of any such determination, by the Acquiring Company;

12.4.2	the new option will be equivalent to the Option that was exchanged;

12.4.3	the new option will be treated as having been acquired at the same time as the Option that was exchanged and will be exercisable in the same manner and at the same time;

12.4.4	the new option will be subject to the rules as they last had effect in relation to the Option that was exchanged except that, unless the Acquiring Company decides otherwise, the Conditions will not apply; and

12.4.5	with effect from the exchange, rule 12.2 will be omitted, and the rest of the rules will be construed in relation to the new option as if references to Shares are references to the shares over which the new option is granted and references to the Company are references to the body corporate determined under paragraph 12.4.1.

12.4.6	This paragraph 11 replaces rule 11.3 in relation to Qualifying Options.

13	Cash alternative

Qualifying Options cannot be satisfied in cash as described in rule 6.4.

14	Changing the terms of Qualifying Options

The Option Price of a Qualifying Option already granted can only be changed pursuant to paragraph 8.

The number and nature of Shares subject to a Qualifying Option already granted can only be changed pursuant to paragraph 8 or any mechanism notified under paragraph 4 and in a way that is fair and reasonable.

For so long as the Plan is to remain a Schedule 4 plan, the Plan must comply with Schedule 4 after the change.

SCHEDULE 2

US Taxpayers

The purpose of this Schedule is to ensure that Awards granted to US Participants under the Plan qualify for an exemption from or, where not available, comply with section 409A of the United States Code Internal Revenue Code of 1986, as amended (the “US Tax Code”) and the regulations thereunder.

A US Participant is a Participant who:

(i)	is resident in the United States of America or is a US taxpayer on the Award Date; or

(ii)	who becomes subject to US taxation prior to exercise or Vesting of an Award and, if a Participant becomes a US Participant after an Award has been granted to him, Schedule 2 will apply from the date he becomes a US Participant.

Awards to which this Schedule applies will be governed by the rules of the Plan as amended by this Schedule:

1	To the extent that:

(f)	a Participant who has been granted an Option is or becomes subject to US taxation;

(g)	is liable to tax under the US Tax Code in respect of the Option before it is exercised; and

(h)	the Option is in the money (as defined in rule 6.8.3) on the date of its decision;

the Committee may (but is under no obligation to) treat the Option as having been exercised on a date specified by it to the extent specified below. If it does so, the Company will arrange for sufficient of the Shares resulting from the exercise to be sold on behalf of the Participant to raise an amount (after costs of sale) equal to the amount of the tax on the Option plus the Option Price for the exercise. The Option will be exercised only in respect of that number of Shares which the Committee estimates will be sufficient to cover the tax due on the Option. The sale proceeds will be paid, as the Committee may direct, to the relevant tax authority, any member of the Group liable to account for the tax or to the Participant.

2	Adjustments made pursuant to Rule 5.3 to any Award and any exchange of an Award pursuant to rule 11.4 (other than an Option designated as an Incentive Stock Option) issued to or held by a US Participant shall be made in accordance with Treasury Regulation §1.409A-1(b)(5).

3	Notwithstanding anything in the Plan to the contrary, Shares shall be issued or transferred or cash paid following exercise of any Option or Vesting of any other Award no later than 2 1⁄2 months following the end of the calendar year in which such Award or Vests or, in the case of an Option, is exercised.

4	An Option granted to a Participant who is a US Participant on the Award Date shall have an Option Price no less than “fair market value” of a Share on the Award Date (as determined under Treasury Regulation §1.409A-1(b)(5)).

5	Rule 6.3.3(i) shall not apply to any Dividend Equivalent paid on an Option held by a US Participant and, instead, any Dividend Equivalent shall be paid on Vesting of an Option.

6	Notwithstanding anything in the Plan to the contrary, rule 8.2.3 (retirement) will not apply.

7	Any delay of Vesting of an Award pursuant to rule 9.1.4 or imposition of additional Vesting conditions pursuant to rule 9.1.5 shall, with respect to a US Participant, be implemented (if at all) in a manner compliant with Section 409A of the US Tax Code.

SCHEDULE 3

Canadian Participants

The Company has been advised that certain provisions within the Plan may result in adverse tax consequences for employees of members of the Group subject to tax in Canada on employment income. This Schedule will apply to Awards which are held from time to time by such employees.

Awards to which this Schedule applies will be governed by the rules of the Plan as amended by this Schedule:

1	Awards shall only be satisfied using newly issued Shares or Shares from treasury.

2	For the avoidance of doubt, no Shares shall be transferred to or from a trustee.

3	Rule 6.4 of the Plan (Cash and Share Alternative) shall not permit Awards to be satisfied in cash.

SCHEDULE 4

Incentive Stock Options

The Committee may, at the time of grant, designate any Market Value Option as an Incentive Stock Option if it meets the requirements of section 422 of the Code and this Schedule. If it does so, the rules of the Plan will apply to the Incentive Stock Option as varied by this Schedule.

1	In this Rule:

(a)	“Incentive Stock Option” means an Option which is designated by the Committee as an Incentive Stock Option;

(b)	“Code” means the United States Internal Revenue Code of 1986 (as amended);

(c)	“Market Value” at any date means the fair market value of the number of Shares on that date, as reasonably determined by the Committee, provided that if on such date the Shares are listed on the New York Stock Exchange, the fair market value shall be not less than the closing price of such Shares on the Award Date;

(d)	“Non-Qualified Stock Option” means an Option which is not an Incentive Stock Option;

(e)	“US Participant” means a Participant who is resident in the United States of America on the Award Date;

2	An Incentive Stock Option may only be granted to a US Participant if the US Participant is an employee of:

(a)	the Company; or

(b)	a “subsidiary corporation” (as defined in section 424(f) of the Code) with respect to the Company; or

(c)	a “parent corporation” (as defined in section 424(e) of the Code) with respect to the Company.

3	The Option Price must not be less than the Market Value of an Share on the Award Date. A person who, within the meaning of section 422(b)(6) of the Code, is deemed to own Shares possessing more than 10% of the total combined voting power of all classes of shares of the Company (or of its parent or subsidiary corporations within the meaning of section 424 of the Code) shall be eligible to receive an Incentive Stock Option only if the Option Price is at least 110% of the Market Value of the Share on the Grant Date and only if the period from the Award Date to the Final Lapse date is less than 5 years.

4	The aggregate Market Value determined at the Grant Date of the number of Shares with respect to which Incentive Stock Options first become exercisable by any US Participant in any calendar year under the Plan (or any other stock option required to be taken into account under section 422(d) of the Code) shall not exceed US $100,000. To the extent that this US $100,000 limit is exceeded, an Incentive Stock Option will be treated as a Non-Qualified Stock Option.

5	Each Option that is intended to be granted as an Incentive Stock Option shall so indicate that, and to what extent, the Option is intended to be an Incentive Stock Option.

6	Section 421(a) of the Code will not apply to an Incentive Stock Option unless it is exercised no more than:

(a)	12 months after the date of termination of employment because of total and permanent disability or

(b)	3 months after the date of termination of employment for any reason other than that described in paragraph (a) and death.

7	Section 421(a) of the Code will not apply to Shares acquired upon exercise of Incentive Stock Options if such Shares are disposed of in a disqualifying disposition within the meaning of section 422 of the Code by a US Participant within either 2 years from the Award Date of such Option or 1 year from the transfer of the Shares to satisfy such Option, or in any other disqualifying disposition within the meaning of section 422 of the Code.

8	If a disqualifying disposition occurs, the US Participant shall be required to notify the Company in writing as soon as practicable of the date and terms of the disposition and, if any member of the Group has a tax withholding obligation, the US Participant shall pay to the member of the Group an amount equal to any withholding tax the member of the Group is required to pay as a result of the disqualifying disposition.

9	The maximum aggregate number of Shares underlying the Shares with respect to Incentive Stock Options which may be issued under the Plan is 50,000,000.

10	Any modification, extension or renewal of an Incentive Stock Option shall be subject to the terms of Treasury Regulation 1.424-1.

11	Notwithstanding any other provisions of the Plan, the Company will not be required to issue or cause to be issued any Shares if at such time such issuance would violate the United States Federal Securities laws or any other laws of the United States or any state of the United States. In addition, the holder of any Shares issued in connection with the Plan agrees not to sell or transfer such Shares in violation of the United States Federal Securities laws or any other laws of the United States or any state of the United States. The Company shall have the right in its sole discretion to modify the terms of the Plan at any time and from time to time as it deems necessary or appropriate to ensure or facilitate such compliance and to include appropriate legends on any Options or Shares issued or caused to be issued in connection with the Plan.